Exhibit 10.9

Manufacturing Building Lease Agreement

Lessor: Shanghai China Academic Science High Tech Industrial Park Development Co., Ltd.

Lessee: RAE Systems (Asia), Ltd.

Based on the People’s Republic of China’s related laws and regulations, and the foundation of equalization, fairness and cooperation, both the lessor and lessee agree to the following terms and conditions:

Section 1:    Plan, Possession and Utilization

1.1
The lessor has invested in and built manufacturing buildings and associated facilities in the first area of the Shanghai China Academic Science High Tech Industrial Park (hereinafter referred to as “the Park”) in accordance with the General Plan of the Jia-Ding Industrial Area.

1.2	The pre-existing five-story building shall share the associated facilities and space with Buildings A, B, C, D1 and D2, all of which are located within the Park.

1.3
Buildings E, F, H and D3 are located on the south side of the Park and are separated by fences made of cast iron. Four independent sub-areas have been created, one for each of the buildings referred to in this section.

1.4	The lessee shall lease Building D3 and its security house (hereinafter referred to as “the lessee area”). The registered address is:

788 Zao-Xian Road
Shanghai China Academic Science High Tech Industrial Park
Jia-Ding, Shanghai

1.5
The possession the lessee area belongs to the lessor. It shall be considered a breach of this agreement if the lessee sub-leases the entire facility, or any portion thereof, without the consent of the lessor.

1.6	The lessee shall manufacture wireless digital-controlled and other scientific instruments in the lessee area.

Section 2:    Area, Validation, Rental and Payments

2.1	The lessee area is 4,044.04 square meters. This area has been measured and recorded by the government’s real-estate department.

2.2
The lease shall be valid for a period of five years commencing on September 15, 2001 and ending on September 14, 2006. The lessee shall make the initial lease payment in January 2002 at a 50% discounted rate. For the month of February 2002, the same discount will apply. From March 2002 until the termination of this lease agreement, the standard rental rate as described in Section 2.3 will apply.

2.3	The monthly lease payment is based on a rate of 13 RMB per square meter. The monthly lease payment shall be 52,573 RMB; the quarterly lease payment shall be 157,719 RMB.

2.4
The lease payment shall be made within the first week of each month. A late fee shall be assessed at a rate of 0.05% of the quarterly lease payment per day. If the payment is more than one month late, the late fee shall be assessed at a rate of 0.1% of the quarterly lease payment per day. If the payment is more than two months late, it shall be considered a breach of this agreement. The lessor will have the right to terminate the lease and reclaim the property.

2.5
A deposit equal to one (1) quarterly lease payment shall be made by the lessee to the lessor once this agreement is signed. This deposit shall not be refunded if the lessee breaches this agreement. If this payment is not made within a week after signing this agreement, this agreement shall be rendered void and invalid. No interest will accrue from the deposit made herein.

Section 3:    The Lessor’s Responsibilities

3.1	The lessor shall assist the lessee through the lease process, including the filing of registrations and lease recordings.

3.2
The lessor shall lease the lessee area on or before September 15, 2001. Should there be a delay in releasing the said property to the lessee, the lessee will be entitled to a one (1) month reduction in the rental payment for every month of delay.

3.3	The lessor shall provide to the lessee, architectural design and construction documents for the renovation of the said property and the manufacturing layout design.

3.4	Water, Electricity and Other Equipment.

Water: Both parties agree to abide by the “Shanghai China Academic Science High Tech Industrial Park’s Water Utilization Must-Know” policy. The lessor shall be responsible for water issues outside the lessee area; the lessee shall be responsible for water issues inside the lessee area.

Elevator: The lessee shall employ licensed operators to maintain and operate the elevator. During the lease period, the lessee shall be responsible for the maintenance and related expenses. If the elevator is inoperable due to quality issues, the lessor shall be responsible for the repair costs. If the said elevator is not fixed within a week of the incident being reported, the lessee shall have the right to hire professional repair personnel. The expense shall be deducted from the rental payment.

Postal Service: The lessee shall submit the application to the local Postal Office.

Telephone and Internet: The lessee shall submit the application to the local government related departments.

Electricity and Gas:

3.4.1
The lessor shall be responsible for the electrical power lines and gas supplies outside the lessee area; the lessee shall be responsible for the electrical power lines and gas supplies inside the lessee area.

3.4.2	According to the policies and regulations from the local government’s Gas and Electrical Power Department, the lessee shall comply with the following:

3.4.2.1	Submit the application for gas and power as quickly as possible.

3.4.2.2	Employ experienced engineers and licensed electricians.

3.4.2.3	Install electrical power and gas rooms properly based on the specifications and manufacturing floor layout.

3.4.2.4	Refrain from making changes to the electrical and gas room once the design and plan are completed.

3.4.2.5	Pay the related fees in a timely manner.

The lessor shall assist the lessee through the process.

Section 4:    The lessee’s responsibilities

4.1	The lessee shall manufacture products as described in Section 1 and listed in its Business Permit in accordance with China’s related environmental preservation regulations and policies.

4.2
The lessee shall commence the leasing of the building as scheduled per this agreement. If the lessee fails to do so for three months, it shall be considered a breach of this agreement. The lessor shall have the right to lease the lessee area to a third party.

4.3	The lessee shall maintain the shared areas, paths and field without occupation.

Section 5:    Facility Management

5.1
The lessor shall provide the manufacturing building and its related facilities to the lessee in compliance with the general manufacturing building standards. The lessee will accept the building in the current condition to which it is delivered. The building will consist of two (2) floors of open space; separate and functional areas inside the building will not exist.

5.2	The lessee shall have right to perform renovations to the lessee area.

5.3
The renovation shall not affect the structural safety and cosmetic integrity of the building. The renovation design will be presented to the lessor and the fire department. Upon approval of the design by these entities, the renovation can commence. The lessor shall assist the lessee in obtaining approval from the fire department.

5.4	The lessee shall not rebuild the building and its associated facilities. If it is necessary, such plans must be approved by the lessor and local government related departments.

5.5	The lessor shall perform the routine building maintenance. The lessee shall be responsible for the equipment maintenance and repair inside the building.

5.6
The lessee shall be responsible for and repair any damage caused by human error and production. The lessee shall be given the right to install air conditioning systems and other equipment based on imposed regulations. The following must be complied with to avoid any obstruction to the drainage and gutters.

5.6.1	The lessor shall clean up the lessee area prior to the commencement of the lease.

5.6.2
During the renovation period, the lessee shall notify its contractors not to accumulate any debris atop the roof. The lessee shall, once the renovation is complete, notify its contractors to examine the roof to ensure that it is free of debris and other impediments.

5.6.3
Once the building is ready for production, the lessee shall examine the roof once a month in order to eliminate foreign material and other impediments that can potentially cause drainage congestion. The lessee shall examine the roof more frequently during the rainy season to ensure that the roof is being properly maintained. Any damage caused by the lack of maintenance shall be the lessee’s responsibility.

5.7
The lessor shall be responsible for the maintenance of the shared areas, such as the lawn, fences, paths, sewage, river, etc. The lessee shall be responsible for improper facility and equipment installation and maintenance and will be responsible to remedy the situation. The lessee shall also maintain good relations with the neighbors.

5.8	The lessee shall provide to the lessor, convenient access to the property for facility management purposes.

5.9	The lessee shall agree to pay the fees for water, electricity, telephone, waste management, lawn, security, etc.

5.10	The lessee shall pay the lessor a monthly facility management fee based on the rate of one (1) RMB per square meter. The payment shall be made once a month and in conjunction with the lease payment.

Section 6:    Cancellation and Continuation of Lease

6.1	The lessee shall notify the lessor in writing at least six (6) months prior to the expiration of the lease if it intends on terminating or continuing the lease.

6.2
If the lease is terminated, the lessor shall perform an inspection of the lessee area. The last lease payment shall be based on the inspection results, plus the fees for facility management, water, electricity, etc. The deposit shall be applied to the last lease payment unless it has been otherwise consumed as a result of any contractual breach.

6.3
If lessee decides to terminate the lease before it expires, it is considered a breach of contract. The deposit will not be refunded and the lessee will pay all rent and management fees for the remainder of the lease term.

6.4	The lessor reserves the right to keep the fixtures or request that the lessee remove all fixtures that the lessee adds during the term of the lease.

6.5	Upon the expiration of the lease, the lessee will have the right to rent the said premises with the same terms and conditions as are offered to others.

6.6
If the lessee has not signed a new contract with the lessor prior to the expiration of the lease, the lessee will pay a rent amount equal to two (2) times that of its current monthly lease payment for the first month it continues to occupy the premises. For the second month, the lessee will pay a rent amount equal to three (3) times that of its current monthly lease payment. The same principle applies ad infinitum, depending on the number of months the lessee continues to occupy the premises without a signed agreement.

Section 7:    Breach of Contract

7.1	Each item of the lease agreement states the responsibilities of each party should a breach of contract occur.

7.2
The party who breaches the contract will pay to the other party, a penalty equal to the total of the deposit plus 5% of the quarterly rent amount, within 10 days of the determination. The contract will continue to be effective.

7.3	If the party who breaches the contract does not pay the penalty or if the same circumstance that caused the breach occurs again, the other party has the right to terminate the lease contract.

Section 8:    Others

8.1
Upon the occurrence of a natural disaster (e.g., earthquake, flood, typhoon), each of the parties should inform the other immediately. Within 15 days of such disaster, a formal report should be filed, detailing the problem. If such incidence results in the loss of business, the two parties will negotiate the terms of the lease.

8.2
If the lessee is not registered as a company in the science park district, it shall bring the lease and other necessary documents to be registered. Once the company is registered, the lessee guarantees that all rights and responsibilities are transferred to the new registered entity. The new entity will be required to sign a new contract.

8.3	Anything not mentioned in this contract shall be negotiable between the lessor and the lessee.

8.4	This contract is written in Chinese. There are six (6) original copies, two (2) for the lessor and four (4) for the lessee.

8.5	This contract will be effective upon the signing of both parties.

Section 9:    Lease Buy Out Option

The lessee has initiated an intent to purchase the premises (Building D3) during or after the expiration of the lease term. The lessor has agreed that the lease payments, after deducting the interest and other necessary costs, will be deducted from the total purchase price. The details are as follows:

9.1
The purchase price is RMB 1,500 per square meter for the assessed construction area. The fixed interest rate will be determined based on the bank authorized rate at the given period as defined in Section 9.5 below.

9.2
The “necessary costs” is defined as the taxes associated with the rent. The total taxes plus the interest for the five year lease term is RMB 2,000,000. Should the lessee decide to purchase the said property prior to the end of the lease term, the taxes and interests will be determined by the following formula:

RMB 2,000,000 / 60 * number of months of rent paid

9.3	The lease buy out option is effective for a period of five (5) years from the date of the contract.

9.4	“Interest” is defined as the mortgage interest rate that is announced by the Bank of China on the date this contract becomes effective.

9.5	The “period” is defined to be the same as the leasing period.

9.6	Interest will be assessed based on the rates as dictated by the government’s commercial banks.

9.7	The monthly management fee will not be a consideration in the purchase price.

9.8
According to government regulations, when the lessee purchases the said property, a land conversion fee will be assessed to convert the land from government owned to leased property. The applicable conversion fee is USD 4.50 per square meter. Additionally, application and assessment fees will apply.

9.9
If the market price is less than RMB 1,500 per square meter at the time the lessee purchases the said property, the lessee shall pay the market price. The market price is the price prior to any remodeling of the premises. The market price is determined based on the appraisal by three (3) companies appointed by the Bank of China or HSBC Bank.

9.10	If the lessee changes its name or is merged with another entity, this contract will remain in effect.

Lessor: Shanghai China Academic Science High Tech Industrial Park Development Co., Ltd.
Address: 1411 Yecheng Rd., Jia Ding, Shanghai, China
President: Tang Wen Hua
Lessor’s Authorized Representive:	/s/ TANG WEN HUA

Lessee: RAE Systems (Asia), Ltd.
Address: Hong Kong Science Park

President:	/s/ ROBERT I. CHEN

Authorized Representative:

Sign at	Date

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